Exhibit 10.27

November 19, 2018

Imran Alibhai

4323 Cozac Lane

Sugar Land, TX 77479

Dear Imran:

On behalf of Tvardi Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.             You will be employed to serve as the Company’s Chief Executive Officer, effective as of December 1, 2018 (the “Effective Date”). You will be a full-time employee of the Company, and you will report to the Board of Directors (the “Board”) and have such duties and responsibilities as are customary for such positions. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Upon your commencement of employment with the Company, and so long as you are employed by the Company as its Chief Executive Officer (in either an interim or non-interim capacity), you shall serve as a member of the Board, with no additional remuneration payable for such service. Upon your separation from employment with the Company or your otherwise no longer serving as the Company’s Chief Executive Officer (in either an interim or non-interim capacity), you shall, at the Board’s request, resign from the Board. The Company agrees that, following prior approval by the Board (which such determination shall be made by the Board in good faith), you may participate as a member of a board of directors or scientific advisory board of two non-profit organizations and one company other than the Board of the Company, so long as your service does not individually or in the aggregate materially interfere with the performance of your duties, create a potential business or fiduciary conflict, and/or violate any restrictive covenant agreement by and between you and the Company. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You shall work out of the Company’s office in Houston.

2.             Your base salary will be at the rate of $26,666.67 per monthly pay period (equivalent to an annualized base salary of $320,000), subject to tax and other withholdings as required by law. The Board may elect to further increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.

3.             Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 50% ($160,000 for 2019) of your annualized base salary as determined by the Board (or a committee thereof) in good faith based on your individual performance and the Company’s performance during the applicable fiscal year, including, without limitation, based on the completion of or progress towards the deliverables listed in Attachment A as it relates to 2019; provided, however, you will not be eligible for a 2018 bonus based on your start date. The Company will in good faith consider a request by you to advance you 25% of your targeted 2019 bonus ($40,000) within ninety (90) days after the Effective Date (but not before January 1, 2019), based on your performance and the Company’s performance at the time of such request. This amount is not refundable but is creditable against your 2019 bonus or against severance that would otherwise be payable in 2019. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for a calendar year before March 15th of the next calendar year.

4.             You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law). Until and unless the Company adopts a group health plan that applies to all Company employees, the Company will bear the cost of health insurance for you and your immediate family, provided, however, that such amount shall be subject to applicable taxes and withholdings. You will also be entitled to indemnification by the Company with respect to your service as an officer and director of the Company pursuant to an Indemnification Agreement substantially similar in substance to the NVCA form agreement. The Company will pay your legal fees and expenses of up to $3,000 incurred in connection with the review and negotiation of this Agreement within thirty days of receipt of an invoice for such charges.

5.             You are eligible for four (4) weeks of vacation per calendar year to be taken at such times as will not materially interfere with the performance of your duties. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year.

6.             Subject to the approval of the Board of Directors, the Company will grant to you a stock option (the “Initial Option Grant”) under the Company’s 2018 Stock Incentive Plan (the “Stock Plan”) to purchase an aggregate number of shares of common stock of the Company as shall equal 5% of the fully diluted shares of the Company’s common stock (which shall give effect to the conversion to common stock of all outstanding shares of preferred stock and to the shares available for issuance or outstanding under the Company’s Stock Plan) (the “Fully Diluted Shares”), at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify that (a) the options subject to the Initial Option Grant (“Options”) will vest, subject to your continued service, (x) as to 25% of the underlying shares on the first anniversary of the Effective Date, and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of the Effective Date; and (b) the right to exercise the Options shall terminate one (1) year after the cessation of your providing services to the Company. Furthermore, the Board may elect to grant you additional stock options based on your performance, a material increase in the number of Fully Diluted Shares and/or industry standards for similarly situated executives.

7.             Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period (of not less than twenty-one (21) days) as may be directed by the Company) a severance and release of claims agreement in a form prescribed by the Company (which will include, at a minimum, a release of all releasable claims and post-employment confidentiality, non-disparagement, non-competition, non-solicitation and cooperation obligations) (the “Release Agreement”), (i) the Company will pay you as severance pay an aggregate amount equivalent to six (6) months of your then current base salary plus one additional month for each full year of employment you have completed with the Company (the “Severance Period”) (provided, however, that in no event shall the Severance Period (other than in connection with a Change in Control, as set forth below) exceed ten (10) months), less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for the Severance Period, pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation); and (iii) the next twenty four months of the unvested portion of the Initial Option Grant and any other equity grant from the Company to you (collectively, the “Equity Grants”) will fully vest as of the date of your separation from the Company, provided, however, that: (x) no shares may be transferred and no stock option exercised (in each case with respect to the portion of the Equity Grants accelerating pursuant to this section) until the Release Agreement has become enforceable and irrevocable; and if the Release Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Equity Grants that have vested as a result of this provision shall be cancelled effective as of the date of your separation from employment. Additionally, if within three (3) months before or twelve (12) months following a Change of Control, your employment by the Company is terminated by the Company without Cause or by you for Good Reason, the Severance Period shall be extended to twelve (12) months and the vesting schedule for your outstanding Equity Grants will be accelerated in full such that 100% of such Equity Grants that are not then vested will be accelerated and become vested and exercisable effective upon the termination; provided, however, that all such benefits are conditioned on the Release Agreement requirements and other terms and conditions set forth in this Section 7.

8.             For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board in its sole discretion that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company which breach is not cured within ten days written notice thereof; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” shall mean (i) any action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of your base compensation and benefits, other than (x) a reduction in monthly base salary of no more than twenty percent (20%) as a result of across-the-board reductions or terminations affecting employees of the Company generally or (y) the Company’s adopting of a group health plan for its employees, (iii) the Company’s material breach of Section 3 of this Agreement; or (iv) a requirement that you, without your prior consent, regularly report to work at a location that is fifty (50) miles or more away from your then current place of work; provided, however, that the conditions described immediately above in clauses (i) through (iv) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

9.             You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Attachment B and Attachment C, as a condition of employment.

10.           You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

11.           You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12.           This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Board of Directors, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter other than Paragraph 7 shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

13.           The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

14.           The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

15.           This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Delaware.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by November 23, 2018. If you do not accept this offer by November 23, 2018, this offer will be revoked.

Very Truly Yours,

By:	/s/ David J. Tweardy
Name: David J. Tweardy
Title: President

The foregoing correctly sets forth the terms of my employment by Tvardi Therapeutics, Inc. I am not relying on any representations pertaining to my employment other than those set forth above.

/s/ Imran Alibhai
Name: Imran Alibhai	Date:	11/20/2018 2:02:29 PM PST

Attachment A

Bonus Factors

The Company’s determination of the amount of bonus for which you shall be eligible for the 2019 calendar year shall include a review of your and the Company’s performance with respect to the following deliverables:

●	Successful reformulation of TTI-101 (aka C188-9) to reduce pill burden in the ongoing trial

●	Execution of the Phase 1 clinical trial with new formulation of TTI-101

●	Successful submission of several grants including CPRIT and SBIR grants

●	Successful acquisition of a CPRIT (at least $10M) or other grants e.g. NIH BBIR grants ($2M per grant) or other grant (at least $2M).

●	Successful IV formulation of TTI-101 and completion of 14-week safety studies in rats to enable an IND assuming the company is adequately funded to pursue an IV formulation of TTI-101

●	Successful completion of formulation and safety studies to enable cancer or non-cancer indication for TTI-102 assuming the company is adequately funded to pursue TTI-102

●	In the absence of non-dilutive grant, significant progress toward a subsequent financing

●	Completion of hiring of necessary leadership to advance key clinical objectives

●	Installation of accounting, IT and HR systems

●	Generation of electronic systems for compliance and electronic data room for fundraising

Attachment B

Invention and Non-Disclosure Agreement

Attachment C

Non-Competition and Non-Solicitation Agreement

Tvardi Therapeutics, Inc.

Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) made this 1st day of December, 2018, is by and between Tvardi Therapeutics, Inc., a Delaware corporation (the “Company”), and Imran Alibhai (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.             Non-Competition and Non-Solicitation.

(a)           Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i)            in the geographical areas that the Company does business or has done business at the time of the Employee’s termination, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business of developing small-molecule inhibitors of STAT family and its pathway molecules modulating STAT protein activity in cancer, inflammation, and fibrosis;” or

(ii)           either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or

(iii)          either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(b)           Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

2.             Miscellaneous.

(a)           Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement.

(b)           Obligations to Third Parties. The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any non-competition agreement).

(c)           Disclosure of this Agreement. For a period of one year after the termination or cessation of the Employee’s employment for any reason, the Employee agrees to notify any potential, prospective employer or prospective business associate, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)           Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)            Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)           Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)           Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)            Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)           Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed the Non-Competition and Non-Solicitation Agreement as of the date and year first above written.

COMPANY:

TVARDI THERAPEUTICS, INC.

By:	/s/ David Tweardy
	Name:	David J. Tweardy
	Title:	President

EMPLOYEE:

/s/ Irman Alibhai
Name: Irman Alibhai

SIGNATURE PAGE TO NON-COMPETITION AND NON-SOLICITATION AGREEMENT